Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated May 29, 2025, with respect to the financial statements and supplemental information included in the Annual Report of Packaging Corporation of America Thrift Plan for Hourly Employees on Form 11-K for the year ended December 31, 2024. We consent to the incorporation by reference of said report in the Registration Statement of Packaging Corporation of America in Form S-8 (File No. 333-179620, File No. 333-202723, and File No. 333-238155).

/s/ GRANT THORNTON LLP
Chicago, Illinois
May 29, 2025